Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL FOR Q1 2016

HELD ON MAY 5, 2016, 11:00 ET

CORPORATE PARTICIPANTS

Eric H. Bjerkholt - EVP, Corporate Development & Finance, and CFO

Daniel N. Swisher, Jr. – CEO & President

Parvinder S. Hyare - VP, Oncology Operations

Deborah A. Thomas - SVP, Regulatory Affairs, Quality Assurance, & Nonclinical Development

CONFERENCE CALL PARTICIPANTS

Eric Smith - Cowen & Co

Jim Birchenough - Wells Fargo

Operator

Good day, ladies and gentlemen and thank you for standing by. Welcome to the First Quarter 2016 Sunesis Pharmaceuticals Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time.

(Operator Instructions) As a reminder, this conference call may be recorded.

I would now like to introduce your host for today’s conference, Eric Bjerkholt, Executive Vice President of Corporate Development and Finance, and Chief Financial Officer. Please go ahead.

Eric Bjerkholt

Thank you, Charlotte. And thank you all for joining us today. With me today are Dan Swisher, President and Chief Executive Officer; Par Hyare, Vice President of Global Oncology Operations; and Debbie Thomas, Senior Vice President, Regulatory Affairs, Quality Assurance, and Nonclinical Development. Dan will review recent corporate events and provide an overview of the ongoing kinase inhibitor and vosaroxin programs, and I will discuss first quarter 2016 financial results. We will then open the call for questions for which Par and Debbie will also be available.

Before we begin, let me remind you that during today’s conference call, we will be making forward-looking statements that represent the company’s intentions, expectations, or beliefs concerning future events. These forward-looking statements are qualified by important factors set forth in today’s press release and the Company’s filings with the SEC, which could cause actual results to differ materially from those in such forward-looking statements. Information discussed on today’s call is accurate as of today, and we do not intend to update.

With that, let me turn the call over to Dan.

Dan Swisher

Thanks, Eric. Good morning everyone. We’ve had a very productive first quarter, for both our kinase inhibitor pipeline, as well as our lead program, vosaroxin. Most notably, we recently advanced our BTK inhibitor SNS-062 into the clinic. This is a program with the potential to address a growing area of need in the treatment of B-cell malignancies.

SNS-062 is unique among the one approved and handful of other clinical stages BTK inhibitors in that it binds non-covalently to the BTK enzyme, providing an opportunity to address the leading resistance mechanism, a mutation in the enzymes binding site required for covalent binding. This point mutation is from a cysteine to serine 481 or Cys-481S which is expanding daily from an increasing pool of covalent BTK-treated patients. We have taken a very strategic approach to moving SNSS-062 towards the clinic beginning with phase 1a healthy volunteer study we initiated in March. This study which is a randomized double-blind placebo-controlled dose ranging trial allows us to very efficiently understand the drug safety and it’s PK/PD profile and to identify our pharmacologically active dose for future cancer directed trials. With the conclusion of the healthy volunteer study, we expect to proceed to testing in patients with B-cell malignancies, including relapsed and refractory CLL.

We are currently in active protocol development and investigator outreach with the goal of launching a cancer-directed clinical trial by year-end. This planned study could provide us with rapid proof-of-concept in areas of unmet need such as resistance emerging from the covalent BTK-treated patients. There are currently a handful of BTK inhibitors ahead of us, all of them including Abbvie’s commercially available ibrutinib, AstraZeneca and Acerta’s ACP-196 or acalabrutinib, and BeiGene’s BGB-

31111 binds to the BTK enzyme covalently. SNS-062 is unique in that it binds non-covalently. Our pre-clinical data underscore this with good potency and exposure seen in multiple animal species and SNS-062 has demonstrated that potent activity is maintained in cell lines with the Cys-481S mutation.

So needless to say, we’re excited about this program given its distinct product profile, and the potential for us to rapidly and efficiently establish proof-of-concept and pursue an accelerated breakthrough pathway to provide a new treatment option for an emerging and expanding treatment-resistant population. SNS-062 is uniquely positioned in a growing and increasingly BTK-oriented B-cell malignancy therapeutics market projected to exceed $5 billion of worldwide sales by 2020 for BTK-based therapies alone.

So let me turn now to our most advanced program, vosaroxin. As we announced in January, the European Medicines Agency validated our MAA filing and with typical timing for regulatory review including clock stops would forecast a CHMP opinion around year-end. We just recently received the 120-day comments and questions, a very important milestone in this regulatory process with the EU. The questions and comments were along the lines of what we expected. We are actively working on addressing these questions and we look forward to providing a comprehensive response, as expeditiously as possible, which will then restart the 210-day countdown to a CHMP opinion.

Now I’d like to turn the call now to Eric who is heading up our business development efforts.

Eric Bjerkholt

As we have pointed out, it is our intention to commercialize vosaroxin in Europe through a pharmaceutical partner. We are advancing discussions with a number of potential parties through a comprehensive diligence and market evaluation process with the goal of securing by year-end a strategic partner who is motivated, well resourced, and experienced to ensure a timely European launch, and to invest alongside us to achieve vosaroxin’s potential beyond it’s initial relapsed/refractory AML indication.

We believe the opportunity for vosaroxin in Europe is meaningful, both in the relapsed/refractory setting and in future potential indications such as the front-line setting. To that end we continue to pursue a broad-based clinical development plan supported by the leading investigators of vosaroxin in front-line AML and intermediate and High Risk Myelodyplastic Syndrome or MDS. Our evolving plan includes a number of ongoing and planned investigator sponsored trials, cooperative group studies, and company-sponsored studies. The newest of our ISTs launched in March is the VITAL, Vanderbilt University-Sponsored Phase 2 study of vosaroxin in combination with infusional Cytarabine in patients with previously untreated AML.

We continue to receive very promising data from this program and look forward to more throughout the year. We also remain committed to finding an efficient path forward to regulatory approval of vosaroxin in other leading markets around the world.

With that let me give the call back to Dan.

Dan Swisher

Turning to our other programs in our kinase inhibitor pipeline, namely our Takeda funded pan-RAF inhibitor, TAK-580, and our own PDK-1 inhibitor program, SNS-229, both continued to progress well. TAK-580 is a program fully supported by Takeda and offers Sunesis the opportunity for up to $57.5 million in pre-commercialization milestones, royalty payments on net sales and future option to co-develop and co-promote the program under enhanced economic terms. Registration studies for TAK-580 may move forward as early as 2017.

Similar to our SNS-062 BTK program, SNS-229 which targets PDK-1, a master kinase and a central mediator of PI3-K and AKT signaling, is wholly-owned and directed by Sunesis. Our PDK-1 program demonstrates significant inhibitory activity in a variety of hematologic cancer cell lines, including cell lines resistant to PI3-K and AKT inhibitors currently in clinical testing. We’ve also seen significant activity in solid tumor models with poor risk mutation. This impressive activity profile correlates with significant PDK-1 pathway modulation and anti-proliferative properties. We’re very encouraged by the pharmacology data and we’re currently advancing SNS-229 through IND-enabling toxicology studies which would support our corporate goal of filing an IND around year-end.

On the financial front, we strengthened our balance sheet. At the end of last year we completed a $26 million at-market underwritten offering with participation from a number of leading institutional life science investors including Biotechnology Value Fund and Great Point Partners, and at the end of the first quarter we secured a new $15 million loan from Bridge Bank and Solar Capital allowing us to repay our existing venture loan and provide additional operating capital. Importantly, proceeds from this loan, together with our current cash-on-hand extends our runway through the second quarter of 2017, past important corporate milestones including an anticipated regulatory decision for vosaroxin in Europe. Both of these financings represent a continued vote of confidence in our programs and strategy, and we remain highly focused in how we carefully invest our resources towards the achievement of meaningful portfolio and business milestones.

With that let me turn the call back to Eric to address our financials in further detail.

Eric Bjerkholt

Thank you, Dan. I will recap financials and announced this morning beginning with our cash position. We ended the quarter with $40 million in cash compared to $46.4 million at the end of 2015. The decrease of $6.4 million was primarily due to $10.7 million of net cash used in operating activities and $8 million of principal and final payments against notes payable, partially offset by a $12.3 million received from debt financing and additional $2.5 million in net loan proceeds that was received on April 1st this year. This loan was used for the repayment of existing indebtedness and will be used for general corporate purposes. In total our capital is expected to be efficient to fund operations through the second quarter of 2017. For the income statement revenue for the three months ended March 31 of this year was $0.6 million as compared to $0.9 million for the same period last year. This decrease was primarily due to the increase in estimated performance period through which the remaining balance of deferred revenue is amortized. R&D expenses were $6.2 million for the three months ended March 31, 2016 as compared to $4.5 million for the same period last year. The increase between the pay was primarily due to the increase of $1.3 million in consulting and other service cost and $0.4 million in clinical trials and medical affairs expenses.

General, administrative expense was $4.3 million for the first quarter of this year as compared to $5.1 million for the same period last year. The decrease between the periods was primarily due to $0.8 million decrease in personnel cost and professional services and commercial costs. In summary, we have the team, plan and resources to achieve our key corporate objectives.

With that I’ll turn the call back over to Dan.

Dan Swisher

Thanks, Eric. And with that let’s open the call for question.

Question-and-Answer Session

[Questions and answers on topics not related to financial information.]

Operator

(Operator Instructions). And at this time I’m not showing any more questions. I would now like to turn the call back over to Dan Swisher for closing remarks.

Dan Swisher

Thanks everyone for calling in during a busy time period and look forward to having substantive updates for you in the future. I think for any of you who are basketball fans, you know we like to model ourselves on the Golden State Warriors. We’ve got a great internal team that’s selflessly working together with one goal in mind for us it’s bringing important treatment options to cancer patients who need new therapy. So I look forward to providing future updates. We really thank all of you for your ongoing support and interest and look forward to our upcoming interactions. Thanks.

Operator

Ladies and gentlemen thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone have a great day.